As filed with the United States Securities and Exchange Commission on June 13, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOTHERLY HOTELS INC.

(Exact name of registrant as specified in its charter)

Maryland	20-1531029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew M. Sims

Chief Executive Officer

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(757) 564-8801 (Telecopy)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Thomas J. Egan, Jr., Esq.

Pamela K. Dayanim, Esq.

Baker & McKenzie LLP

815 Connecticut Avenue, N.W.

Washington, D.C. 20006

(202) 452-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share			$23,400,000	$3,013.92

(1)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	There are being registered hereunder an indeterminate number of shares of common stock of the Registrant as may be sold from time to time, which together shall have an aggregate offering price not to exceed $23,400,000. At no time will the aggregate maximum offering price of all securities issued from time to time in any given 12-month period pursuant to this registration statement exceed the amount allowed for in General Instruction I.B.6. of Form S-3 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 13, 2014

PROSPECTUS

SOTHERLY HOTEL INC.

$23,400,000

Common Stock

We may offer and sell shares of common stock from time to time in one or more offerings in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus. The aggregate initial offering price of all shares sold under this prospectus will not exceed $23,400,000.

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.9% of our common stock.

This prospectus describes the general terms of our common stock and the general manner in which our common stock will be offered. We will provide the specific terms of these offerings in supplements to this prospectus. We may authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The applicable prospectus supplement and any related free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any document incorporated by reference, before buying any of the common stock being offered.

We may offer common stock in amounts, at prices and on terms determined at the time of offering. The common stock may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the common stock, we will name them and describe their compensation in a prospectus supplement. No shares may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such shares.

Our common stock is listed on the NASDAQ Global Market under the symbol “SOHO.” As of June 6, 2014, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $70,306,829.75, based on 10,353,677 shares outstanding, of which approximately 9,071,849 shares were held by non-affiliates, and on a price per share of $7.75, the closing price of our common stock on June 6, 2014. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering on Form S-3 with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. As of the date hereof, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 under the Securities Act during the prior 12 calendar months prior to and including the date of this prospectus.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 3 and contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

THIS PROSPECTUS CONTAINS REGISTERED TRADEMARKS, INCLUDING HOMEWOOD SUITES® AND HILTON GARDEN INN®, THAT ARE THE EXCLUSIVE PROPERTY OF HILTON WORLDWIDE, INC. (“HWI”) AND ITS SUBSIDIARIES AND AFFILIATES. NONE OF HWI, ITS PARENTS, SUBSIDIARIES OR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, STOCKHOLDERS, OWNERS, AGENTS OR EMPLOYEES, WHICH WE REFER TO COLLECTIVELY AS THE “HILTON ENTITIES,” IS AN ISSUER OR UNDERWRITER OF THE SECURITIES BEING OFFERED HEREBY, PLAYS (OR WILL PLAY) ANY ROLE IN THE OFFER OR SALE OF OUR SECURITIES, OR HAS ANY RESPONSIBILITY FOR THE CREATION OR CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS ALSO CONTAINS OTHER REGISTERED TRADEMARKS, INCLUDING HOLIDAY HOSPITALITY FRANCHISING INC. AND SHERATON LLC, TOGETHER THE “OTHER TRADEMARKS”, THAT ARE THE EXCLUSIVE PROPERTY OF THEIR RESPECTIVE OWNERS, WHICH ARE COMPANIES OTHER THAN US. NONE OF THE OWNERS OF THESE OTHER TRADEMARKS, THEIR PARENTS, SUBSIDIARIES OR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, STOCKHOLDERS, OWNERS, AGENTS OR EMPLOYEES, WHICH WE REFER TO COLLECTIVELY AS THE “OTHER TRADEMARK OWNERS,” IS AN ISSUER OR UNDERWRITER OF THE SHARES BEING OFFERED HEREBY, PLAYS (OR WILL PLAY) ANY ROLE IN THE OFFER OR SALE OF OUR SHARES, OR HAS ANY RESPONSIBILITY FOR THE CREATION OR CONTENTS OF THIS PROSPECTUS. IN ADDITION, NONE OF THE HILTON ENTITIES AND NONE OF THE OTHER TRADEMARK OWNERS HAS OR WILL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER ARISING OUT OF OR RELATED TO THE SALE OR OFFER OF THE SECURITIES BEING OFFERED HEREBY, INCLUDING ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS, PROJECTIONS OR OTHER FINANCIAL INFORMATION OR OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR OTHERWISE DISSEMINATED IN CONNECTION WITH THE OFFER OR SALE OF THE SECURITIES OFFERED BY THIS PROSPECTUS. YOU MUST UNDERSTAND THAT, IF YOU PURCHASE OUR SECURITIES IN THIS OFFERING, YOUR SOLE RECOURSE FOR ANY ALLEGED OR ACTUAL IMPROPRIETY RELATING TO THE OFFER AND SALE OF THE SECURITIES AND THE OPERATION OF OUR BUSINESS WILL BE AGAINST US (AND/OR, AS MAY BE APPLICABLE, THE SELLER OF SUCH SECURITIES) AND IN NO EVENT MAY YOU SEEK TO IMPOSE LIABILITY ARISING FROM OR RELATED TO SUCH ACTIVITY, DIRECTLY OR INDIRECTLY, UPON ANY OF THE HILTON ENTITIES OR ANY OF THE OTHER TRADEMARK OWNERS.

The date of this prospectus is                     .

In this prospectus, unless otherwise indicated or the context otherwise requires, references to “Sotherly,” “Company,” “we,” “us” and “our” refer collectively to Sotherly Hotels Inc., its operating partnership and its consolidated subsidiaries.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell common stock in one or more offerings up to a total dollar amount not to exceed $23,400,000.

We have provided to you in this prospectus a general description of the shares of common stock that we may offer. Each time we sell common stock under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the applicable prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein and therein by reference as described under the heading “Where You Can Find More Information,” before buying any of the shares of common stock being offered.

PROSPECTUS SUMMARY

To fully understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our consolidated financial statements and the notes to those financial statements incorporated by reference in this prospectus.

Sotherly Hotels Inc.

We are a self-managed and self-administered lodging real estate investment trust, or REIT, focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. We were formed in August 2004 and on December 21, 2004, we successfully completed our initial public offering and elected to be treated as a self-advised REIT for federal income tax purposes.

As of March 31, 2014, our hotel portfolio consisted of twelve full-service, upscale and upper-upscale hotels with 3,009 rooms and approximately 148,200 square feet of meeting space. Eleven of these hotels are 100% owned by subsidiaries of our operating partnership, Sotherly Hotels LP, and ten operate under the Hilton™, Crowne Plaza™, DoubleTree™, Sheraton™ and Holiday Inn™ brands, while one hotel operates independently of any brand affiliation. Our hotels are managed on a day-to-day basis by MHI Hotels Services, LLC, or MHI Hotels Services. We also own a 25.0% indirect non-controlling interest in the 311-room Crowne Plaza™ Hollywood Beach Resort through a joint venture with The Carlyle Group, or Carlyle. Our portfolio is concentrated in markets that we believe possess multiple demand generators and have significant barriers to entry for new product delivery, which are important factors for us in identifying hotel properties that we expect will be capable of providing strong risk-adjusted returns.

As of March 31, 2014, our portfolio consisted of the following 12 hotel properties:

Wholly-Owned Properties	Number of Rooms	Location	Date of Acquisition	Years Built / Renovated(1)	Chain Scale
Georgian Terrace	326	Atlanta, GA	March 27, 2014	1911/1991/2009/2011	Independent
Hilton™ Philadelphia Airport	331	Philadelphia, PA	December 21, 2004	1972/2005/2013	Upper Upscale
Hilton™ Wilmington Riverside	272	Wilmington, NC	December 21, 2004	1970/2007	Upper Upscale
Hilton™ Savannah DeSoto	246	Savannah, GA	December 21, 2004	1968/2008	Upper Upscale
Sheraton™ Louisville Riverside	180	Jeffersonville, IN	September 20, 2006	1972/2008	Upper Upscale
Crowne Plaza™ Houston Downtown	259	Houston, TX	November 13, 2013	1963/2000	Upscale
Crowne Plaza™ Jacksonville Riverfront	292	Jacksonville, FL	July 22, 2005	1970/2006/2013	Upscale
Crowne Plaza™ Tampa Westshore	222	Tampa, FL	October 29, 2007	1973/2008	Upscale
Crowne Plaza™ Hampton Marina	173	Hampton, VA	April 24, 2008	1988/2008	Upscale
Holiday Inn™ Laurel West	207	Laurel, MD	December 21, 2004	1985/2005	Upper MidScale
DoubleTree™ by Hilton™ Brownstone-University	190	Raleigh, NC	December 21, 2004	1971/2002/2011	Upscale

Total Rooms in Our Wholly-Owned Portfolio	2,698

Joint Venture Property
Crowne Plaza™ Hollywood Beach Resort(2)	311	Hollywood, FL	August 9, 2007	1972/2006	Upscale

Total Rooms in Our Portfolio	3,009

(1)	Year Renovated represents the year in which the replacement of a significant portion of the hotel’s furniture, fixtures or equipment was completed.
(2)	We own this hotel through a joint venture in which we have a 25% interest.

We conduct our business through our operating partnership, of which we are the sole general partner. As of March 31, 2014, we owned approximately 78.1% of the partnership units in our operating partnership. Limited partners (including certain of our officers and directors) own the remaining units of our operating partnership.

To qualify as a REIT, we cannot directly manage or operate our wholly-owned hotels. Therefore, our operating partnership leases our wholly-owned hotel properties to MHI Hospitality TRS, LLC, our TRS Lessee, or its wholly-owned subsidiaries, which in turn have engaged MHI Hotels Services, an eligible independent management company owned and controlled by certain individuals, including Andrew M. Sims, our chairman and chief executive officer, Kim E. Sims, a current director and Christopher L. Sims, a former director. Our TRS Lessee is a wholly-owned subsidiary of MHI Hospitality TRS Holding, Inc., or MHI Holding, a taxable REIT subsidiary that is wholly-owned by our operating partnership. Our TRS Lessee and its subsidiaries are disregarded as an entity separate from MHI Holding for U.S. federal income tax purposes. MHI Hotels Services and its affiliates have been in continuous operation since 1957. By using MHI Hotels Services as the management company, we intend to continue to capitalize on its extensive experience to seek above-average operating results. MHI Hotels Services and its predecessors have operated for many years in markets where we have a presence, and its operations are driven primarily by a focused sales, marketing and food and beverage strategy that is critical to the success of a full-service hotel.

Corporate Information

We were incorporated in Maryland in August 2004. We changed our name from MHI Hospitality Corporation to Sotherly Hotels Inc., effective April 16, 2013. Our principal executive offices are located at 410 W. Francis Street, Williamsburg, VA 23185. Our telephone number is (757) 229-5648. Our website is http://www.sotherlyhotels.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

RISK FACTORS

Investment in the shares of our common stock offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any related free writing prospectus before acquiring any shares of our common stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements, which are based on certain assumptions and describe our current strategies, expectations and future plans, are generally identified by our use of words, such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “ potential,” “opportunity,” and similar expressions, whether in the negative or affirmative, but the absence of these words does not necessarily mean that a statement is not forward-looking. The factors listed under “Risk Factors” in this prospectus and in any documents incorporated by reference into this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

•	national and local economic and business conditions that affect occupancy rates and revenues at our hotels and the demand for hotel products and services;

•	risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs;

•	the magnitude and sustainability of the economic recovery in the hospitality industry and in the markets in which we operate;

•	the availability and terms of financing and capital and the general volatility of the securities markets;

•	risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements;

•	management and performance of our hotels;

•	risks associated with the conflicts of interest of our officers and directors;

•	risks associated with redevelopment and repositioning projects, including delays and cost overruns;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	risks associated with our ability to maintain our franchise agreements with our third party franchisors;

•	our ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations;

•	our ability to successfully expand into new markets;

•	legislative/regulatory changes, including changes to laws governing taxation of REITs;

•	our ability to maintain our qualification as a REIT; and

•	our ability to maintain adequate insurance coverage.

These risks and uncertainties should be considered in evaluating any forward-looking statement contained in this prospectus or incorporated by reference herein. All forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus, except as required by law. In addition, our past results are not necessarily indicative of our future results.

USE OF PROCEEDS

Unless otherwise described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to contribute the net proceeds from any sale of shares of our common stock pursuant to this prospectus to our operating partnership. Our operating partnership will subsequently use the net proceeds received from us for the repayment of outstanding indebtedness, acquisition of additional hotels, capital expenditures, the improvement of hotels in our portfolio, working capital and other general purposes. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, our management will retain broad discretion over the allocation of the net proceeds. Further details regarding the use of the net proceeds from the sale of our common stock will be set forth in the applicable prospectus supplement or free writing prospectus.

Pending the permanent use of the net proceeds, our operating partnership may invest the net proceeds in interest-bearing, short-term investment grade securities, money-market accounts or other investments that are consistent with our intention to elect and qualify to be taxed as a REIT.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws and the Maryland General Corporation Law, or MGCL. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 49,000,000 shares of common stock, $0.01 par value per share, of which 10,243,677 shares of common stock were issued and outstanding as of March 31, 2014. As permitted by the MGCL, our charter contains a provision permitting our board of directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Voting Rights

Subject to the provisions of our charter regarding the restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other subsequently issued class or series of common or preferred stock, the holders of such common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors and the holders of the remaining stock are not able to elect any directors.

Distributions, Liquidation and Other Rights

All common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known now or hereafter incurred debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock. Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of stock contained in our charter, all common stock will have equal distribution, liquidation and other rights.

Power to Reclassify Stock

Our charter authorizes our board of directors to classify any unissued common stock or preferred stock, and to reclassify any previously classified but unissued common stock and preferred stock of any series from time to time in one or more classes or series, as authorized by the board of directors. Prior to issuance of stock of each class or series, the board of directors is required by the MGCL and our charter to set forth each such class or series, subject to the provisions of our charter regarding the restriction on transfer of common stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

As of the date hereof, no shares of preferred stock are outstanding.

Power to Issue Additional Common Stock

We believe that the power to issue additional common stock and to classify or reclassify unissued common stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50.0%

of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, we cannot receive significant amounts of rents from tenants that are related to us, directly or constructively, through ownership.

Because our board of directors believes it is beneficial at present for us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the “Aggregate Stock Ownership Limit”) in value of our outstanding shares of stock. In addition, the charter prohibits any person from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.9% of the number of our outstanding shares of common stock (the “Common Stock Ownership Limit”).

Our charter prohibits (a) any person from beneficially or constructively owning our shares of stock that would result in us being “closely held” under Section 856(h) of the Code, (b) any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons, (c) any transfer that would cause us to own, directly or indirectly, 10.0% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us) other than a taxable REIT subsidiary if the requirements of Section 856(d)(8)(B) of the Code are satisfied and (d) any transfer that would cause any of our hotel management companies to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to the Charitable Trust (as defined below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Furthermore, our board of directors, in its sole discretion, may exempt a proposed transferee from the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and/or any of the restrictions described in the first sentence of the paragraph directly above (an “Excepted Holder”). However, the board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Charitable Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the charter) prior to the date of such violative transfer. If any automatic transfer to the Charitable Trust is not effective, then the initial transfer of stock will be void ab initio to the extent necessary to prevent a violation of the above transfer or ownership limitations. Shares of stock held in the Charitable Trust shall be issued and outstanding shares of stock. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Charitable Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Charitable Trust. The trustee of the Charitable Trust (the “Trustee”) shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the Charitable Trust, the Trustee shall sell the shares of stock held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows: The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined in the charter) of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of stock have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of stock held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accepts such offer. We shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

All certificates representing our shares of stock will bear a legend referring to the restrictions described above.

Every owner of 5.0% or more (or such lower percentages as required by the Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares of stock, including common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

We have certain limitations regarding transfers of interest in us and our affiliates pursuant to our franchise agreements with our third party franchisors. Some of these franchise agreements require us to obtain consent to certain transfers of equity in us, or of transfers of our assets, including our hotels and franchise agreements.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to Maryland law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws provide that the number of our directors may be established by our board of directors. We currently have seven directors. The board of directors may increase or decrease the number of directors by a vote of a majority of the members of our board of directors, provided that the number of directors shall never be less than the minimum number required by Maryland law, nor more than fifteen (15), and that the tenure of office of a director shall not be affected by any decrease in the number of directors. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, or, if no directors remain, by our stockholders. Any director elected to fill a vacancy shall serve for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies.

At each annual meeting of stockholders, the holders of the common stock may vote to elect all of the directors on the board of directors. Holders of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of common stock are able to elect all of the directors.

Removal of Directors

Subject to rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors or the entire board of directors, our charter provides that a director may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who, directly or indirectly, beneficially owns 10.0% or more of the voting power of our stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of our then outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80.0% of the votes entitled to be cast by holders of our then outstanding shares of voting stock, voting together as a single group; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock, voting together as a single group, other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors. However, our board of directors may, by resolution and without stockholders approval, opt into the business combination statute in the future.

Should our board opt in to the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any transaction.

Control Share Acquisitions

Maryland law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, or by officers or by directors who are our employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, directly or indirectly, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including a written undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the acquiring person statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. Our board of directors may amend our bylaws, without stockholder approval, so as to implement the control share acquisition statute in the future.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our chairman of our board of directors, our president, chief executive officer or our board of directors, the request of the holders of a majority of outstanding shares to call for a special meeting.

Merger; Amendment of Charter

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval by the holders of a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the charter, including, but not limited to, the provisions relating to removal of directors, that require the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. As permitted by the MGCL, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Limitation of Liability and Indemnification

Our charter limits the liability of our directors and officers for money damages to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person by reason of his or her status as a present or former director or officer.

Maryland law permits us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action. Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the director or officer to repay the amount reimbursed if the standard of conduct is not met.

We have entered into indemnification agreements with our directors and executive officers that provide for indemnification of such persons to the fullest extent permitted under Maryland law.

The partnership agreement of our operating partnership provides for indemnification of officers, directors and employees of our operating partnership, as well as our indemnification, along with our employees, officers and directors.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Dissolution

Pursuant to our charter, and subject to the provisions of any of our classes or series of shares of stock then outstanding and the approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

Our board may rescind the resolution opting out of the business combination statute or repeal the bylaw opting-out of the control share acquisition statute without stockholder approval. If the business combination provisions or control share provisions become applicable to our company, those provisions, in addition to the provisions in our charter regarding removal of directors and the restrictions on the transfer of shares of stock and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of the common stock or otherwise be in their best interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. federal income tax considerations associated with an investment in shares of our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of stock options or otherwise as compensation, tax-exempt organizations (except as provided below), financial institutions or broker-dealers, persons subject to the alternative minimum tax, persons holding our stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, or foreign corporations or persons who are not citizens or residents of the United States (except as provided below). The Code provisions governing the U.S. federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof. If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the U.S. federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our common stock, you should consult your tax advisor regarding the U.S. federal income tax consequences of acquiring, holding and disposing of our common stock by the partnership. As used in this section of the prospectus, the terms “we”, “us” and “our” refer solely to Sotherly Hotels Inc. and not to our operating partnership or our other subsidiaries and affiliates.

We urge you, as a prospective stockholder, to consult your tax advisor regarding the U.S. federal, state, local, foreign and other tax consequences to you of the purchase, ownership and disposition of shares of our common stock.

REIT Qualification

We elected to be taxable as a REIT commencing with our taxable year ending December 31, 2004. This section of the prospectus discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders, which are highly technical and complex. In connection with this offering, we will receive an opinion of Baker & McKenzie LLP that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT for the period commencing with our taxable year ended December 31, 2004 and continuing through our taxable year ended December 31, 2013, and our current organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

The opinion of Baker & McKenzie LLP is based on various assumptions relating to our organization and operations, and is conditioned upon factual representations made by us regarding our organization, assets, gross income and the past, present and future conduct of our business operations. The opinion of Baker & McKenzie LLP is not binding on the IRS or any court, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinion. We have conducted our business operations each taxable year since our formation in 2004 in conformity with the requirements for REIT qualification, and we intend to operate our business operations in conformity with these requirements so as to maintain our status as a REIT. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, however, no assurance can be given by Baker & McKenzie LLP or by us that we will be able to maintain our REIT status for any particular year. Baker & McKenzie LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law.

Maintenance of REIT status depends on our ability to meet, on a continuing basis, through actual operating results, a number of requirements including quarterly asset, annual gross income and distribution, diversity of stock ownership and various other requirements imposed upon REITs by the Code. Satisfaction of some of these asset requirements depend upon the fair market values of assets directly or indirectly owned by us, which values may not be susceptible to a precise determination.

A REIT that is a partner in an entity treated as a partnership for U.S. federal tax purposes is treated as owning its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share and which share, for purposes of the REIT requirements of Code Section 856 (including the REIT gross income and asset requirements), is determined in accordance with its capital interest in the partnership. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of such requirements. Accordingly, in applying these REIT requirements (and for purposes of the discussion of these requirements below), our proportionate share of the assets, liabilities and items of income of our operating partnership and any Operating Partnership Flow-Through Entity is treated as our assets, liabilities and items of income. For purposes of this discussion, an “Operating Partnership Flow-Through Entity” means any direct or indirect subsidiary of ours or of our operating partnership that is a partnership, joint venture, limited liability company or other entity that is treated as a partnership or “disregarded entity” for U.S. federal tax purposes and which is not owned either directly or indirectly by any taxable REIT subsidiary of ours or any C corporation subsidiary in which we or our operating partnership has any direct or indirect interest.

While we intend to continue to operate in conformity with the REIT requirements and in a manner that will allow us to maintain our REIT status, no assurance can be given that the actual results of our (and our operating partnership’s) operations for any taxable year will allow us to satisfy such requirements or that we will be able to maintain our status as a REIT.

Taxation of Our Company

As a REIT, we generally are not subject to U.S. federal income tax on that portion of our taxable income that we distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a non-REIT “C” corporation. However, we are subject to U.S. federal tax as follows:

1. First, we are subject to U.S. federal income tax at regular corporate rates on any undistributed adjusted REIT taxable income, including undistributed net capital gain (adjusted REIT taxable income is the taxable income of a REIT subject to specified adjustments, including a deduction for dividends paid).

2. Second, under certain circumstances, we may be subject to the U.S. federal “alternative minimum tax” on our items of tax preference.

3. Third, if we have (a) net income from the sale or other disposition of “foreclosure property” (including foreign currency gain that is attributable to otherwise permitted income from foreclosure property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we are subject to U.S. federal income tax at the highest U.S. federal corporate rate on such income. Foreclosure property generally is property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property.

4. Fourth, if we have net income from a “prohibited transaction”, such income is subject to a 100.0% excise tax – generally, a “prohibited transaction” is a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property and property involuntarily converted; for this purpose, we would be treated as holding primarily for sale to customers in the ordinary course of business our proportionate share of any property so held by our operating partnership or any Operating Partnership Flow-Through Entity. See “Prohibited Transaction Rules” discussion below.

5. Fifth, if we fail to satisfy the 75.0% gross income requirement or the 95.0% gross income requirement that is required to be satisfied for REIT qualification (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we are subject to a 100.0% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75.0% gross income test or the amount by which 95.0% of our gross income exceeds the amount of income qualifying under the 95.0% gross income test multiplied by (b) a fraction intended to reflect our profitability.

6. Sixth, if we fail to satisfy the asset requirements that are required to be satisfied for REIT qualification (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a U.S. federal tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of U.S. federal income tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification).

7. Seventh, if we fail to satisfy one or more requirements for REIT qualification, other than the 95.0% and 75.0% gross income requirements and other than the asset requirements, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

8. Eighth, if we fail to distribute during each calendar year at least the sum of (1) 85.0% of our ordinary income for such year, (2) 95.0% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4.0% excise tax on the excess of such required distribution over the amounts distributed.

9. Ninth, if we acquire any appreciated assets from a non-REIT C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the assets (or any other property) in the hands of the non-REIT C corporation, we may be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we recognize gain on a disposition of such assets during the 10-year period following their acquisition from the non-REIT C corporation. This tax is referred to as the “Built-in Gains Tax.” The Built-in Gains Tax would not apply if the asset acquired in such manner was exchanged for a replacement property in a qualifying exchange under Code Section 1031. However, a sale of the replacement property within that same 10-year period would be subject to the Built-in Gains Tax.

10. Tenth, we may be subject to a 100.0% excise tax if, in general, our dealings with our taxable REIT subsidiaries, defined below, are not at arm’s length.

11. Eleventh, our taxable REIT subsidiaries will be subject to corporate-level U.S. federal income tax on their taxable income (and may also be subject to alternative minimum tax on their alternative minimum taxable income).

12. Finally, we may elect to retain and pay U.S. federal income tax on our net long-term capital gain, in which case a stockholder would include his, her or its proportionate share of our undistributed long-term capital gain in his, her or its taxable income and would be allowed to credit for the stockholder’s proportionate share of the U.S. federal income tax imposed on us and deemed to have been paid by such stockholder, and an adjustment would be made to increase the stockholder’s U.S. federal income tax basis in our common stock.

Requirements for REIT Qualification

Organizational Requirements

An entity must satisfy the following requirements in order to qualify as a REIT under the Code: (1) it must be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code, (2) it must elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements, (3) it must be managed by one or more trustees or directors, (4) its beneficial ownership must be evidenced by transferable shares or by transferable certificates of beneficial interest, (5) it must not be a financial institution or an insurance company subject to special provisions of the U.S. federal income tax laws, (6) it must use a calendar year for U.S. federal income tax purposes, (7) it must have at least 100 beneficial owners for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months, (8) it must not be closely held (i.e., at any time during the last half of any taxable year, more than 50.0% in value of its outstanding capital stock must not be owned, directly or indirectly through the application of certain attribution rules, by five or fewer “individuals,” as such term is defined in the Code to include certain entities), and (9) it must satisfy certain asset, gross income, distribution and other requirements.

To monitor compliance with the stock ownership requirements, a REIT is generally required to maintain records regarding the actual ownership of its common stock. A REIT must demand written statements each year from the record holders of 5.0% or more of its common stock (or such lesser percentage as is required by applicable Treasury Regulations) pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by the REIT). A REIT must maintain a list of those persons failing or refusing to comply with this demand as part of its records. A REIT could be subject to monetary penalties if it fails to comply with these record-keeping requirements. A stockholder who or that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with his, her or its tax return disclosing such stockholder’s actual ownership of the REIT’s common stock and other information. If in any taxable year a REIT did not know, and with the exercise of reasonable diligence could not have known, that it failed to meet the requirement that it cannot be closely held, the REIT will be treated as having met such requirement for such taxable year.

We were organized as a Maryland corporation in August 2004 and elected to be taxable as a REIT commencing with our initial taxable year ending December 31, 2004. We believe that we have complied with the organizational and record-keeping requirements described above for each taxable year since our formation and, unless our board of directors shall determine that it is no longer in our best interests to attempt to qualify (or to continue to qualify) as a REIT, we intend to continue to comply with these requirements in order to maintain our status as a REIT.

Asset Requirements

At the close of each quarter of our taxable year, we must satisfy a number of requirements relating to the nature of our assets. First, at least 75.0% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us). “Cash” includes foreign currency if we or any “qualified business unit” uses such foreign currency as our functional currency, but only to the extent such foreign currency is held for use in the normal course of our activities or the “qualified business unit” giving rise to income in the numerator for the 75.0% gross income test or the 95.0% gross income test (discussed below), or directly related to acquiring or holding assets qualifying for the numerator in the 75.0% asset test, and is not held in connection with a trade or business of trading or dealing in certain securities. Second, although the remaining 25.0% of our assets generally may be invested without restriction, securities in this class generally may not exceed either (1) 5.0% of the value of our total assets as to any one nongovernment issuer (“5% Asset Requirement”), (2) 10.0% of the outstanding voting securities of any one issuer (“10% Voting Asset Requirement”), or (3) 10.0% of the value of the outstanding securities of any one issuer (“10% Value Asset Requirement”). Third, not more than 25.0% of the total value of our assets can be represented by securities of one or more taxable REIT subsidiaries. Securities for purposes of the 5% Asset Requirement, 10% Voting Asset Requirement and 10% Value Asset Requirement may include debt securities, including debt issued by a partnership.

Debt of an issuer will not count as a security for purposes of the 10% Value Asset Requirement if the security qualifies for any of a number of applicable exceptions, including for example, the exception for “straight debt” and for debt issued by a partnership at least 75% of the gross income of which (excluding gross income from prohibited transactions) is derived from sources constituting qualifying income for purposes of the REIT 75% gross income requirement.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset requirements at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset requirements because we acquire securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail either the 5% Asset Requirement, 10% Voting Asset Requirement or 10% Value Asset Requirement at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy such requirements within six months after the last day of the quarter in which our identification of the failure to satisfy those asset requirements occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1.0% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other REIT asset requirements, or our failure of the 5% Asset Requirement, 10% Voting Asset Requirement or 10% Value Asset Requirement is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps to satisfy the requirements of the applicable REIT asset requirement within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset requirement occurred, including the disposition of sufficient assets to meet the asset requirements and paying a U.S. federal tax equal to the greater of (1) $50,000 or (2) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable U.S. federal corporate income tax rate (currently 35.0%).

We believe that we have complied with the foregoing REIT asset requirements each calendar quarter since our election to be taxable as a REIT, and we intend to monitor compliance with such requirements on an ongoing basis. We can provide no assurance, however, that the IRS will agree with our determinations in this regard. To the extent that we fail one or more of the REIT asset requirements and do not fall within any of the safe harbors described above, we may fail to maintain our REIT status.

Gross Income Requirements

To maintain our qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75.0% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as “qualified temporary investment income,” (i.e., income that is attributable to temporary investments in stock and debt securities of new capital proceeds from stock issuances and public debt offerings and that is received in the one-year period beginning on the date new capital is received). Second, at least 95.0% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from sources of income that qualify under the 75.0% gross income requirement and other dividends, interest, gain from the sale or disposition of stock or securities, and certain other categories of income.

Rents will qualify as “rents from real property” in satisfying the REIT gross income requirements only if several conditions are met, including the following:

•	The rent must not be based in whole or in part on the income or profits of any person. An amount will not be disqualified, however, solely by being based on a fixed percentage or percentages of receipts or sales or, if it is based on the net income or profits of a lessee which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if derived directly by us.

•	If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property if it exceeds 15.0% of the total rent received under the lease (for this purpose, with respect to each lease of real property, rent attributable to personal property for the taxable year is that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year) (the “Personal Property Rent Attribution Test”)

•

For rents received to qualify as rents from real property, neither we (nor our operating partnership or any Operating Partnership Flow-Through Entity) generally may operate or manage the property or furnish or render certain services to the lessees of such property, other than through an “independent contractor,” as defined in the Code, who is adequately compensated and from which neither we, our operating partnership nor any Operating Partnership Flow-Through Entity

derive or receive any income or through a taxable REIT subsidiary. We (or our operating partnership or an Operating Partnership Flow-Through Entity) are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Additionally, we (or our operating partnership or an Operating Partnership Flow-Through Entity) may directly or indirectly provide non-customary services to lessees of our properties without disqualifying all of the rents from the property if the gross income from such services does not exceed 1.0% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property, and the provision of the services does not disqualify all of the rents from treatment as rents from real property. For purposes of this requirement, gross income received from such non-customary services is deemed to be at least 150.0% of the direct cost of providing the services. Also, services are permitted to be provided to lessees through a taxable REIT subsidiary without disqualifying the rental income received from lessees as rents from real property.

•	Rental income will not qualify as rents from real property if we directly or indirectly (through application of certain constructive ownership rules) own (i) in the case of any lessee which is a corporation, stock possessing 10.0% or more of the total combined voting power of all classes of stock entitled to vote, or 10.0% or more of the total value of shares of all classes of stock, of such lessee or (ii) in the case of any lessee which is not a corporation, an interest of 10.0% or more in the assets or net profits of such lessee. Rental payments from a taxable REIT subsidiary, however, will qualify as rents from real property even if we own more than 10.0% of the total value or combined voting power of the taxable REIT subsidiary if (i) at least 90.0% of the property is leased to unrelated lessees and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated lessees for comparable space or (ii) as relevant to us, the property is a “qualified lodging facility” and certain additional requirements are satisfied (including that the leased property is operated on the taxable REIT subsidiary’s behalf by an “eligible independent contractor”). Our leases of our hotel properties with TRS Lessee (and, thus, for U.S. federal income tax purposes, with its sole member and beneficial owner MHI Holding) (the “TRS Hotel Leases”) are structured with the intent to comply with clause (ii) so that our rents under these leases will qualify as “rents from real property.”

We believe that we have complied with the foregoing REIT gross income requirements each taxable year since our election to be taxable as a REIT, and most of our gross income has consisted of the rents that we derived under the TRS Hotel Leases, which rents we believe have constituted rents from real property. None of the rents under our leases (including under the TRS Hotel Leases) has been based on the income or profits of any person, and none of the rents that we have received under any of our leases (including under any of our TRS Hotel Leases) and which are attributable to personal property (as determined under the Personal Property Rent Attribution Test) has exceeded 15.0% of the total rents received under any lease. Furthermore, all or most of the services performed with respect to our properties have been services that are usually or customarily rendered in connection with the rental of real property and not rendered to the occupant(s) of such property or services performed by an “eligible independent contractor” engaged by TRS Lessee. We intend to monitor compliance with the REIT gross income requirements on an ongoing basis but can provide no assurances that the actual future sources of our income will allow us to continue to satisfy these requirements.

Even if we were to fail to satisfy one or both of the 75.0% gross income requirement and the 95.0% gross income requirement for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if (1) our failure to meet these requirements was due to reasonable cause and not due to willful neglect; (2) we attach a schedule of our income sources to our U.S. federal income tax return; and (3) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable, we will not qualify as a REIT. Even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute each year to our stockholders an amount that qualifies for the “dividends-paid deduction” (other than capital gains dividends) and which equals at least (1) the sum of (a) 90.0% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90.0% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of non-cash income over 5.0% of our REIT taxable income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our U.S. federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90.0% distribution requirement.

To the extent that we do not distribute all of our net capital gain or all of our other REIT taxable income, then we will be subject to U.S. federal income tax on the undistributed amount at regular U.S. federal corporate tax rates. However, we can elect to “pass through” any of such tax paid on our undistributed net capital gain income to our stockholders, in which case our stockholders would be required to include their pro rata share of such undistributed net capital gain income in their taxable income and would be allowed a credit for their proportionate share of the U.S. federal income tax imposed on us and deemed paid by them, and an adjustment would be made to increase their U.S. federal income tax basis in our common stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85.0% of our ordinary income for such year, (2) 95.0% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4.0% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends that we declare in October, November or December of one taxable year and which are payable to a stockholder of record on a specific date in any such month shall be treated as both paid by and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

If we fail to meet the distribution requirements as a result of an adjustment to our tax return by the IRS or we determine that we understated income on a filed return, we may retroactively cure the failure by paying a “deficiency dividend” (plus applicable penalties and interest) within a specified period.

Since our election to be taxable as a REIT, we believe that we have satisfied the annual distribution requirements described above. It is possible, however, that in the future we may not have sufficient cash or other liquid assets to meet the distribution requirements, including for example due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand or because cash representing taxable income is required to be used to make a payment that, for U.S. federal income tax purposes, is either non-deductible (e.g., re-payment of loan principal) or must be capitalized. Further, as described below, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, we will closely monitor the relationship between our REIT taxable income and cash flow (including amounts that our operating partnership is able and permitted to distribute to us) and, if necessary and feasible, we may borrow funds and/or issue stock (and/or we may cause our operating partnership and/or one or more of its direct and/or indirect subsidiaries to borrow funds for distribution to us) to enable us to satisfy our REIT distribution requirement.

Qualified REIT Subsidiaries

For purposes of the requirements described herein, any corporation we own that is a qualified REIT subsidiary will not be treated as a corporation separate from us and all of its assets, liabilities and items of income, deduction and credit will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by a REIT.

Ownership of Partnership Interests

We own substantially all of our assets and conduct substantially all of our activities through our operating partnership of which, as of March 31, 2014, we were the sole general partner and owned an approximate 78.1% interest. As noted above, a REIT that is a partner in an entity treated as a partnership for U.S. federal tax purposes is treated as owning its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share and which share, for purposes of the REIT requirements of Code Section 856 (including the REIT gross income and asset requirements) is determined in accordance with its capital interest in the partnership. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of such requirements. Accordingly, and as also noted above, in applying these REIT requirements, our proportionate share of the assets, liabilities and items of income of our operating partnership and any Operating Partnership Flow-Through Entity is treated as our assets, liabilities and items of income.

Moreover, for purposes of determining whether we might be subject to the 100.0% excise tax on net income from a prohibited transaction, we are treated as holding primarily for sale to customers in the ordinary course of business our proportionate share of any property so held by our operating partnership or any Operating Partnership Flow-Through Entity. See “Prohibited Transaction Rules” discussion below.

Finally, in the case where a partnership sells real property, or a REIT that is a partner of a partnership that owns real property sells its interest in such partnership, any gross income realized from such sale, to the extent attributable to the real property, is deemed gross income from the sale or disposition of real property held for either the period that the partnership held the real property or the period that the REIT was a member of the partnership, whichever is shorter.

Taxable REIT Subsidiaries

Subject to the 25% asset requirement addressed in the following paragraph, a REIT is permitted to own (including through a partnership or other entity that constitutes a “partnership” for U.S. federal income tax purposes) up to 100.0% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35.0% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to U.S. federal, state and local income tax (where applicable), as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT gross income requirements if earned directly by the parent REIT. Several provisions in the Code regarding the arrangements between a REIT and a taxable REIT subsidiary ensure, however, that the taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments made to its parent REIT in excess of a certain amount. In addition, the Code imposes a 100.0% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Moreover, not more than 25.0% of the total value of our assets can be represented by securities of one or more taxable REIT subsidiaries. We believe that our taxable REIT subsidiaries have complied with, and currently is in compliance with, the above rules.

We can give you no assurance that any taxable REIT subsidiary that we currently own or will form in the future will not be limited in their ability to deduct interest payments (if any) made to us. We also cannot assure you that the IRS would not seek to impose a 100.0% tax on us to the extent any taxable REIT subsidiary is undercompensated for any services it may perform for our tenants or the tenants of partnerships in which we own an interest, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

Prohibited Transaction Rules

Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100.0% excise tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, we will not be subject to the 100.0% excise tax with respect to a sale of property if (the “Prohibited Transaction Safe Harbor”) (1) the property has been held for at least two years for the production of rental income prior to the sale, (2) capitalized expenditures on the property in the two years preceding the sale are less than 30.0% of the net selling price of the property and (3) either (a) we have seven or fewer sales of property (excluding certain property obtained through foreclosure and certain involuntary conversions) in the year of sale, (b) the aggregate tax basis of property sold during the year of sale is 10.0% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year (“10% Basis Exception”), or (c) the aggregate fair market value of property sold during the year of sale is 10.0% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year (“10% FMV Exception”), in each case excluding sales of foreclosure property and involuntary conversions. In addition, in order for the 10% Basis Exception or 10% FMV Exception to apply, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom we derive no income.

Moreover, for purposes of determining whether we might be subject to the 100.0% excise tax under these prohibited transaction rules, we would be treated as holding primarily for sale to customers in the ordinary course of business our proportionate share of any property so held by our operating partnership or any Operating Partnership Flow-Through Entity.

Although we will attempt to ensure that none of our (or our operating partnership’s or Operating Partnership Flow-Through Entity’s) sales of property will constitute a prohibited transaction, we cannot assure you that none of such sales will be so treated. In the event that the IRS were to successfully contend that our operating partnership’s or any Operating Partnership Flow-Through Entity’s sale of property constitutes a prohibited transaction (and such sale otherwise did not qualify for the Prohibited Transaction Safe Harbor), then we would be required to pay the 100.0% penalty tax on the gain (or, in the case of a sale by our operating partnership or Operating Partnership Flow-Through Entity, our proportionate share of any gain) resulting from such sale.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income requirements and asset requirements, we may retain our REIT qualification if the failures are due to reasonable cause and not willful neglect, and if we pay a penalty of $50,000 for each such failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible, nor will they be required to be made. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Foreclosure Property

“Foreclosure property” is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. Treatment of property as foreclosure property generally continues until the end of the third taxable year following the year during which the REIT acquires or takes possession of the property, but this period ends prematurely if, before the end of the third year, (1) the REIT makes a lease of the property under which it will receive rents not qualified for purposes of the 75.0% gross income requirement, (2) the REIT begins construction on the property (other than by continuing a project at least 10.0 % completed when default became imminent), or (3) the REIT uses the property in a trade or business on a day more than 90 days after it acquired the property. The IRS may, however, extend the period if the REIT establishes to the IRS’s satisfaction that an extension is necessary for the orderly liquidation of the REIT’s interests in such property, but no such extension may prolong the period beyond the sixth taxable year following the year during which the REIT acquires or takes possession of the property.

REITs generally are subject to U.S. federal income tax at the maximum corporate rate (currently 35.0%) on any net income from foreclosure property. Net income from foreclosure property is the excess of (1) gain on sales and exchanges of foreclosure property that the REIT holds for sale to customers in the ordinary course of a trade or business and (2) gross income from foreclosure property other than rents from real property, interest on real property mortgages, refunds of real property taxes and gains on dispositions of real property not held for sale to customers in the ordinary course of business, over deductions directly connected with the production of the above income. Net income from foreclosure property constitutes “qualifying income” under both the 75.0% and the 95.0% gross income requirements described above.

REITs must distribute to shareholders 90.0% of the excess of any net income from foreclosure property over the U.S. federal income tax on such income. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100.0% excise tax on gains from prohibited transactions, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

If there were a default on any leases of our properties (including properties held by our operating partnership or any Operating Partnership Flow-Through Entity) such that possession of the subject property is acquired by us, our operating partnership or Operating Partnership Flow-Through Entity, and we elect to treat such property as foreclosure property, our net income from any foreclosure property should qualify under both the 75.0% and the 95.0% gross income requirements. We will be subject to U.S. tax on such net income, however.

Redetermined Rents, Redetermined Deductions, and Excess Interest

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100.0% penalty tax. In general, redetermined rents are our rents from real property to the extent the amount would be reduced by IRS’s distributing, apportioning, or allocating items of income or deduction under the principles of Section 482 of the Code to clearly reflect income as a result of services furnished or rendered to a tenant by a taxable REIT subsidiary. Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been charged based on arm’s-length negotiations. Under “safe harbor” provisions of the Code, rents we receive from tenants of a property will not constitute redetermined rents (by reason of the performance of services by any taxable REIT subsidiary to such tenants) if:

•	So much of such amounts as constitutes “impermissible tenant service income” (i.e., any amounts received or accrued directly or indirectly by a REIT, with respect to any real or personal property, for services furnished or rendered by the REIT to tenants of such property, or for managing or operating such property) does not exceed 1.0% of all amounts received or accrued during the year with respect to such property;

•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	Rents paid to a REIT by tenants leasing at least 25.0% of the net leasable space in the property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by tenants leasing comparable space who are receiving such services from the TRS and the charge for the services is separately stated; or

•	The taxable REIT subsidiary’s gross income from the service is not less than 150.0% of the taxable REIT subsidiary’s direct cost in furnishing the service.

We have conducted, and will continue to conduct, our operations so as to not generate any redetermined rents, redetermined deductions or excess interest, but no assurance can be given that we will not generate such amounts.

Distressed Debt Acquisitions

The REIT rules provide that in order to determine whether interest income on a mortgage loan is treated as qualifying income for purposes of the 75.0% gross income test when the loan is secured by both real property and other property, the “loan value of the real property” and the “amount of the loan” must be calculated. The “loan value of the real property” is the fair market value of the real property, determined as of the date on which the commitment by a REIT to purchase the loan becomes binding on the REIT. The “amount of the loan” is the highest principal amount of the loan outstanding during the taxable year. Accordingly, if the loan value of the real property is equal to or exceeds the amount of the loan, 100.0% of the interest income on the loan will be attributed to the real property, even though a significant portion of any security for the loan may be property other than real property. If the amount of the loan exceeds the loan value of the real property, the interest income apportioned to the real property is the amount equal to the interest income multiplied by a fraction, the numerator of which is the loan value of the real property and the denominator of which is the amount of the loan. The interest income apportioned to the other property securing the loan is the amount equal to the excess of the total interest income over the interest income apportioned to the real property.

If a REIT acquires distressed mortgage debt at a discount, the use of the highest principal amount of the debt as the “amount of the loan” can cause the REIT to recognize nonqualifying income and hold a nonqualifying asset, even though the price paid by the REIT for the debt may be less than the fair market value of the real property securing the debt. The IRS has been asked to issue guidance on this matter and to clarify that the “amount of the loan” with respect to the acquisition by a REIT of distressed mortgage debt should be the REIT’s highest adjusted tax basis in the debt during the year instead of the highest principal amount of the debt. As of the date of this offering, any clarifying guidance has yet to be issued.

We (or our operating partnership or Operating Partnership Flow-Through Entity) may acquire distressed debt instruments that are collateralized by under-performing hotel properties. If such debt is also secured by other property, we will be required to apportion our share of the interest income on such debt as described above. It is possible that as a result of such apportionment, part of the interest income may be treated as non-qualifying income for purposes of the 75.0% gross income test, and a portion of the hotel properties securing the debt may be treated as a non-qualifying asset. This in turn may make it difficult for us to continue to comply with the REIT qualification requirements.

Hedging Transactions

We (or our operating partnership or Operating Partnership Flow-Through Entity) may enter into hedging transactions with respect to one or more assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will be disregarded for purposes of the 75.0% and 95.0% gross income tests. There are also rules for disregarding income for purposes of the 75.0% and 95.0% gross income tests with respect to hedges of certain foreign currency risks. To the extent we (or our operating partnership or Operating Partnership Flow-Through Entity) enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75.0% and 95.0% gross income tests. We intend that any hedging transaction that we (or our operating partnership or Operating Partnership Flow-Through Entity) may determine to enter into shall be one that would not jeopardize our ability to qualify as a REIT.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not U.S. tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult his, her or its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

Distributions

Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to the extent they do not exceed our current and accumulated earnings and profits. Such dividends, other than qualified dividend income, will be taxable to stockholders as ordinary income. As long as we continue to qualify as a REIT, these distributions are not eligible for the dividends-received deduction generally available to corporate stockholders. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates for “qualified dividend income” received by individuals from taxable C corporations. Stockholders who are individuals, however, are taxed at the preferential rates on distributions designated by and received from us to the extent that the distributions are treated as qualified dividend income. Dividends will be treated as qualified dividend income to the extent that the income is attributable to (1) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (2) distributions received by us (or our share of distributions received by our operating partnership or Operating Partnership Flow-Through Entity) from taxable C corporations (e.g., dividends derived from our taxable REIT subsidiaries ), or (3) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

If we make a distribution in excess of the amount of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis of a U.S. stockholder’s shares of our common stock, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in his, her or its shares of our common stock will be taxable as gain realized from the sale of his, her or its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, as long as we actually pay the distribution during January of the following calendar year. U.S. stockholders are not permitted to include any of our losses on their own U.S. federal income tax returns.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, a U.S. stockholder will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Net capital gain derived from a disposition of our stock (or capital gain dividends) generally will be excluded from a U.S. stockholder’s investment income unless the U.S. stockholder elects to have such gain taxed at ordinary income rates.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gains for the taxable year, without regard to the period for which the U.S. stockholder has held its shares. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted U.S. federal income tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20.0% of some capital gain dividends as ordinary income. Long-term capital gain is generally taxable at maximum U.S. federal income tax rate of 20.0% in the case of U.S. stockholders who are individuals, and a maximum U.S. federal income tax rate of 35.0% for corporate stockholders, except that for U.S. stockholders who are individuals long-term capital gain attributable to the sale of depreciable real property held for more than 12 months is subject to a 25.0% maximum U.S. federal income tax rate to the extent of previously claimed depreciation deductions.

Disposition of Stock

In general, for U.S. federal income tax purposes, a U.S. stockholder will realize gain or loss upon the sale or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted U.S. federal income tax basis in the common stock at the time of the disposition. Capital gains recognized by individuals upon the sale or disposition of shares of our common stock will generally be subject to a maximum U.S. federal income tax rate of 20.0% if such stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% if such stock is held for 12 months or less. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25.0% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of a capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Gains recognized by stockholders that are corporations are subject to a maximum U.S. federal income tax of 35.0%, whether or not classified as long-term capital gains. Losses recognized by a stockholder upon the disposition of shares of our common stock will be considered capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If a U.S. stockholder has shares of our common stock redeemed by us, such U.S. stockholder will be treated as if it sold the redeemed shares if (1) all of the U.S. stockholder’s shares of our common stock are redeemed (after taking into consideration certain ownership attribution rules set forth in the Code) or (2) such redemption is (a) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or (b) substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to the U.S. stockholder’s stock. U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Information Reporting and Backup Withholding

Payments of dividends on our common stock and proceeds received upon the sale, redemption or other disposition of our common stock may be subject to IRS information reporting and backup withholding. Payments to certain U.S. stockholders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a non-corporate U.S. stockholder generally will be subject to information reporting. Such payments also generally will be subject to backup withholding at the current rate of 28.0% with respect to distributions paid, if such stockholder (1) fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number, (2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that it has failed to properly report payments of interest or dividends or (4) fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. stockholder that it is subject to backup withholding.

A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s U.S. federal income tax liability, if any, and otherwise will be refundable, provided that the requisite procedures are followed. U.S. stockholders should consult their tax advisors regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.

Medicare Tax on Unearned Income

A U.S. stockholder who is an individual is subject to a 3.8% tax on the lesser of (1) his or her “net investment income” for the relevant taxable year or (2) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to certain estates and trusts. Net investment income generally would include dividends on our stock and gain from the sale of our stock. If you are a U.S. stockholder that is an individual, an estate or a trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common stock.

TAXABLE U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. They are subject to taxation, however, on their unrelated business taxable income, or UBTI. Provided that (1) a tax-exempt U.S. stockholder has not held shares of our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of our common stock is financed through a borrowing by the tax-exempt stockholder) and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale or redemption of shares of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

However, for tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt U.S. stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

In the event that we are deemed to be “predominately held” by qualified employee pension benefit trusts (as defined in the Code), such trusts would be required to treat a certain percentage of the distributions paid to them as UBTI. We would be deemed to be “predominately held” by such trusts if either (1) one employee pension benefit trust owns more than 25.0% in value of our common stock, or (2) any group of employee pension benefit trusts, each owning more than 10.0% in value of our common stock, holds in the aggregate more than 50.0% in value of our common stock. If either of these ownership thresholds were ever exceeded, any qualified employee pension benefit trust holding more than 10.0% in value of our common stock would be subject to tax on that portion of our distributions made to it which is equal to the percentage of our income that would be UBTI if we were a qualified trust, rather than a REIT. Our common stock has not been and is not currently “predominately held” by qualified employee pension benefit trusts. Although we do not expect our common stock to be deemed to be “predominately held” by qualified employee pension benefit trusts, we cannot give any assurance that our common stock will not be so held and that the above rules dealing with qualified employee pension benefit trusts will not apply.

TAX-EXEMPT U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Taxation of Non-U.S. Stockholders

The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to non-U.S. stockholders. A non-U.S. stockholder is any person who is not a U.S. stockholder. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income taxation.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our current or accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be treated as ordinary income and will be subject to U.S. withholding tax at the rate of 30.0% (unless reduced by an applicable income tax treaty). In general, non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is effectively connected with such stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), the non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (a corporate non-U.S. stockholder may also be subject to a “branch profits tax” at a rate of 30.0% or lower under an applicable treaty).

We expect to withhold U.S. income tax at the rate of 30.0% on the gross amount of any distributions of ordinary income made to a non-U.S. stockholder unless (1) a lower treaty rate applies and proper certification is provided on IRS Form W-8 (i.e., IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-8EXP) or (2) the non-U.S. stockholder submits an IRS Form W-8ECI claiming that the distribution is effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder). However, the non-U.S. stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Non-Dividend Distributions

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such excess does not exceed such non-U.S. stockholder’s adjusted basis in our common stock. Instead, the excess portion of such distribution will reduce the non-U.S. stockholder’s adjusted basis in our common stock. The excess of a distribution over both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted basis in our common stock will be taxed, if at all, as gain from the sale or disposition of our common stock. See “—Disposition of Stock” below. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA (discussed below), we may be required to withhold 10% of the portion of any distribution that exceeds our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, a non-U.S. stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and FIRPTA

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of U.S. real property interests held by us directly or held by our operating partnership or Operating Partnership Flow-Through Entity (a “capital gain dividend”), must be reported on U.S. federal income tax returns filed by, and are treated as effectively connected with a U.S. trade or business of, the non-U.S. stockholder. Capital gain dividends are subject to U.S. federal income tax at the rates applicable to U.S. stockholders . A non-U.S. corporate stockholder may also be subject to an additional 30.0% “branch profits tax” (or a lower rate of tax under the applicable income tax treaty). We are required to withhold tax at a 35.0% rate on capital gain dividends. Notwithstanding the above, if at any time during the one-year period ending on the date of our distribution of a capital gain dividend a non-U.S. stockholder did not hold more than 5.0% of any class of our stock that is regularly traded on an established securities market, such dividend will, instead, be subject to U.S. withholding tax as an ordinary dividend and, thus, subject to a U.S. withholding tax rate of 30.0% (or lower applicable treaty rate) pursuant to the rules discussed above under “– Ordinary Dividends.”

Disposition of Stock

Gain recognized by a non-U.S. stockholder upon a sale, repurchase or other disposition of our common stock generally will not be taxable to such stockholder in the United States unless (1) investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business (through a U.S. permanent establishment, if a non-U.S. stockholder is entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation), in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to the gain and if such non-U.S. stockholder is a corporation, may also be subject to the branch profits tax described above; (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains, reduced by certain capital losses; or (3) we are not a “domestically controlled REIT” (defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons), in which case gain recognized by a non-U.S. stockholder will be taxable under FIRPTA.

We currently anticipate that we constitute a domestically controlled REIT, although, because our common stock is publicly traded, there can be no assurance that we have or will retain that status. If we are not a domestically controlled REIT, gain recognized by a non-U.S. stockholder with respect to any class of our stock that is regularly traded on an established securities market will nevertheless be exempt under FIRPTA if that non-U.S. stockholder at no time during the five-year period ending on the date of disposition owned more than 5.0% of such class of stock. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In that case, withholding tax at a rate of 10.0% of the amount payable could apply and any withholding tax withheld pursuant to the rules applicable to dispositions of a U.S. real property interest would be creditable against such non-U.S. stockholder’s U.S. federal income tax liability.

Non-U.S. stockholders are urged to consult their own tax advisors as to whether they will be subject to tax under FIRPTA upon a disposition of our common stock.

Backup withholding and information reporting

Additional issues may arise for information reporting and backup withholding for non-U.S. stockholders. Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Dividend Reinvestment Plan

Our stockholders have had the opportunity since June 2006 to participate in a dividend reinvestment plan (a “DRIP”) sponsored and administered by AST which allows them to acquire additional shares of our common stock by automatically reinvesting their cash dividends. The additional shares are purchased on the open market by the DRIP administrator. The share price of stock acquired pursuant to the DRIP is the average price of all shares purchased with the reinvested distributions by the DRIP administrator on behalf of all DRIP participants relating to a particular distribution by us. The DRIP administrator charges participants under the DRIP commissions and other fees according to the fee schedule provided by AST in connection with any acquisition of shares. We do not subsidize or otherwise provide any discount to DRIP participants in connection with the acquisition of shares of common stock under the DRIP. Stockholders who do not participate in the DRIP continue to receive cash distributions as declared. Stockholders who elect to participate in the DRIP will incur tax liability for dividends reinvested even though they will receive no related cash. Specifically, stockholders will be treated as if they have received a cash dividend from us and then applied such dividend to purchase additional common stock in the DRIP. A U.S. stockholder who reinvests dividends will be taxed on such dividends at ordinary income tax rates to the extent such dividends are made out of our current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend, in which case such designated portion of the distribution will be taxed as capital gain. See “Taxation of Taxable U.S. Stockholders – Distributions” above. A non-U.S. stockholder who reinvests dividends will be subject to U.S. withholding tax on such dividends to the extent such dividends are made out of our current or accumulated earnings and profits, as discussed in “Taxation of Non-U.S. Stockholders – Ordinary Dividends” above. A non-U.S. stockholder who reinvests dividends that we designate as capital gain dividends will be subject to tax on such dividends as discussed in “Taxation of Taxable Non-U.S. Stockholders – Capital Gain Dividends” above.

Impact of Recent Legislation

Generally, certain U.S.-source “withholdable payments” made after June 30, 2014 to “foreign financial institutions” with U.S. customers and “foreign nonfinancial entities” with substantial U.S. owners are subject to a U.S. federal withholding tax of 30.0%, unless foreign financial institutions and foreign nonfinancial entities disclose certain information regarding their U.S. customers or U.S. owners to the IRS and satisfy certain conditions, including the execution of an information reporting agreement with the IRS. A “withholdable payment” is non-effectively connected (1) U.S. source fixed or determinable annual or periodical income (i.e., dividends, interest, royalties); (2) U.S. source gross proceeds from sales of property that produce interest and dividend income; and (3) interest on deposits with foreign branches of domestic commercial banks (which are otherwise non-U.S. source income). A foreign financial institution includes a foreign entity that (1) accepts deposits in the ordinary course of a banking or similar business, (2) holds financial assets for the account of others as a substantial portion of its business, or (3) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities, partnership interests, commodities or any interest in the foregoing. A foreign nonfinancial entity is any entity that is not a foreign financial institution.

In order to comply with the new rules and avoid the 30% withholding tax, non-U.S. stockholders should note that they may themselves be required to comply with these reporting requirements with respect to their investors and/or to enter into an information reporting agreement with the IRS. Non-U.S. stockholders are urged to consult their own tax advisors as to the impact of these new rules and reporting requirements on their investment in our common stock.

Tax Aspects of Our Investment in Our Operating Partnership

We must include in our income our distributive share of our operating partnership ’s income and gain (which would include our indirect share of the income and gain of any Operating Partnership Flow-Through Entity) and to deduct our distributive share of our operating partnership’s losses (which would include our indirect losses of any Operating Partnership Flow-Through Entity) only if our operating partnership is classified as a partnership for U.S. federal income tax purposes (and, as regard to any income, gain and losses of any Operating Partnership Flow-Through Entity, only if the Operating Partnership Flow-Through Entity is classified as either a partnership or “disregarded entity” for U.S. federal income tax purposes), rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations, which we refer to as the “Check-the-Box-Regulations,” an unincorporated domestic entity with at least two members may elect to be classified for U.S. federal tax purposes either as an association taxable as a corporation or as a partnership and an unincorporated domestic entity having only one member may elect to be classified for U.S. federal tax purposes either as an association taxable as a corporation or a “disregarded entity”. If an unincorporated domestic entity does not make any classification election, it generally will be treated either as a partnership (if it has at least two members) or a “disregarded entity” (if it has only one member) for U.S. federal income tax purposes. Our operating partnership is classified as a partnership for U.S. federal income tax purposes and does not intend to make the election to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though our operating partnership has not made, and will not make, the election to be treated as an association taxable as a corporation for U.S. federal income tax purposes, it may nonetheless be taxed as a corporation for U.S. federal income tax purposes if it were to constitute a “publicly traded partnership” and it were unable to satisfy the “90% gross income requirement”. In general, a publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. However, even if a partnership were to constitute a “publicly-traded partnership” under this definition, the partnership would still not be treated as a corporation for U.S. federal income tax purposes if at least 90.0% of the partnership’s gross income for each taxable year consisted of “qualifying income” under Section 7704(d) of the Code. Qualifying income generally includes any income that is qualifying income for purposes of the 95.0% gross income test applicable to REITs.

Under applicable Treasury Regulations, limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors, or the “Private Placement Exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (2) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation.

We do not believe that our operating partnership constitutes a publicly traded partnership in the first instance. This is because (1) interests in our operating partnership are not traded and have never been traded on an established securities market; and (2) our operating partnership satisfies the Private Placement Exclusion safe harbor (such that interests in our operating partnership should not be treated as readily tradable on a secondary market or the substantial equivalent thereof). Moreover, even if interests in our operating partnership could be viewed as being traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof, our operating partnership should still avoid “corporation” treatment for U.S. federal income tax purposes since at least 90.0% of its gross income for each taxable year has consisted of, and is expected to consist of, “qualifying income” under Section 7704(d) of the Code.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our operating partnership were to become taxable as a corporation for U.S. federal income tax purposes, then we would not be able to qualify as a REIT, unless we were eligible for relief from the violation pursuant to relief provisions described herein. In addition, any change in our operating partnership’s classification for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur a U.S. federal income tax liability without any related cash distribution. Further, items of our operating partnership’s income, gain, losses and deduction would not pass through to us and its other partners, and we (and its other partners) would be treated as stockholders for U.S. federal income tax purposes. In such instance, our operating partnership would be required to pay U.S. federal income tax at corporate tax rates on its taxable income and gain, and distributions to us (and its other partners) would constitute distributions that would not be deductible in computing such taxable income and gain.

Partners, Not Our Operating Partnership, Subject to U.S. Federal Income Tax

A partnership is not a taxable entity for U.S. federal income tax purposes. We will therefore take into account our allocable share of our operating partnership’s income, gains, losses, deductions, and credits for each taxable year of our operating partnership ending with or within our taxable year, even if we receive no distribution from our operating partnership for that year or a distribution less than our allocable share of our operating partnership’s taxable income and gain. Similarly, even if we receive a distribution from our operating partnership, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in our operating partnership.

Tax Allocations With Respect to Contributed Properties

Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to Section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the operating partnership agreement, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under Section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to our operating partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for U.S. federal income tax purposes. It is possible that we may (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale.

These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a distribution. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a distribution than would have occurred had we purchased such properties for cash.

Basis in Our Partnership Interest in our Operating Partnership. Our adjusted tax basis in our partnership interest in our operating partnership generally will be:

•	the amount of cash and the adjusted tax basis of any other property we contribute to our operating partnership;

•	increased by our allocable share of our operating partnership’s income (including tax-exempt income) and our allocable share of our operating partnership’s indebtedness; and

•	reduced, but not below zero, by our allocable share of our operating partnership’s loss (excluding any nondeductible items), the amount of cash and the adjusted tax basis of property distributed to us, and constructive distributions resulting from a reduction in our share of our operating partnership’s indebtedness.

Loss allocated to us in excess of our basis in our partnership interest in our operating partnership will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of our operating partnership’s indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis in our partnership interest in our operating partnership. Distributions, including constructive distributions, in excess of the adjusted tax basis of our partnership interest in our operating partnership will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of the Properties

We conduct substantially all our business through our operating partnership. Our operating partnership intends to hold its properties (through the Operating Partnership Flow-Through Entities) for investment with a view to long-term appreciation. We believe that such properties should not be considered dealer property (i.e., property held for sale to customers in the ordinary course of business). Whether property is dealer property is a question of fact that depends on the particular facts and circumstances with respect to that particular transaction, however. Our share of any gain realized by our operating partnership (or Operating Partnership Flow-Through Entity) on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% excise tax (unless such sale qualified for the Prohibited Transaction Safe Harbor). See “Prohibited Transaction Rules” above. Although we and our operating partnership will attempt to ensure that no property sale will be treated as a prohibited transaction, no assurance can be given of this treatment.

State and Local Taxes

We and our subsidiaries and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us, our subsidiaries and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our common stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of the Treasury Regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our common stock.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK APPLICABLE TO THEIR OWN PARTICULAR TAX SITUATIONS.

PLAN OF DISTRIBUTION

We may use this prospectus, any related prospectus supplement and any related free writing prospectus to sell our common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell shares of our common stock (1) through one or more underwriters or dealers, (2) through one or more agents, and/or (3) directly to one or more purchasers. We may distribute shares of our common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may solicit directly offers to purchase the common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any underwriter, dealer or agent involved in the offer or sale of our common stock.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our common stock. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our common stock and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements, which may be entered into with us, to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of the common stock being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the common stock being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the common stock to the public. In connection with the sale of the common stock, we, or the purchasers of common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect thereof.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our common stock through one or more underwriters or agents. During the term of any such agreement, we may sell common stock on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other common stock. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our common stock. We will describe any such activities in the prospectus supplement relating to the transaction.

Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on The NASDAQ Global Market. To facilitate the offering of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

In order to comply with the securities laws of certain states, if applicable, the common stock offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock offered by this prospectus may not be sold unless such common stock have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

Our common stock is currently traded on The NASDAQ Global Market under the symbol “SOHO.”

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, certain legal matters in connection with this offering, including the validity of the shares, will be passed upon for us by Baker & McKenzie LLP.

EXPERTS

The financial statements incorporated into this prospectus by reference from Sotherly’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 25, 2014 have been audited by PBMares, LLP (formerly Witt Mares, PLC), an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.

The financial statements of CSC Georgian Terrace Limited Partnership incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website, www.sotherlyhotels.com, which contains additional information concerning Sotherly Hotels Inc. We file annual, quarterly and current reports, proxy statements and other information, as applicable, with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We have filed a registration statement on Form S-3 of which this prospectus is a part and related exhibits under the Securities Act with respect to the shares of common stock being offered by this prospectus. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

We make available free of charge through our website all our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive proxy statements and other reports filed with the SEC as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We have also posted on this website our Code of Business Conduct and the charters of our Audit and Nominating, Corporate Governance and Compensation Committees of our board of directors. The information contained in or accessed through our website is neither part of nor incorporated into this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at http://www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. Each of these statements is qualified in all respects by this reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference into this prospectus the documents listed below as well as any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-32379), including all filings made after the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on January 17, 2014, April 1, 2014, April 2, 2014, April 14, 2014, April 25, 2014, June 12, 2014 and June 13, 2014;

•	our definitive Proxy Statement for our Annual Meeting of Stockholders held on April 22, 2014; and

•	the description of our common stock included in our Form 8-A filed with the SEC on March 10, 2008.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Sotherly Hotels Inc.

410 W. Francis Street

Williamsburg, Virginia 23185-4046

Attention: Investor Relations/Scott Kucinski,

Telephone: 757-229-5648

You should rely only on the information contained in this prospectus, any prospectus supplement, any applicable free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any applicable free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

SOTHERLY HOTELS INC.

$23,400,000

Common Stock

PROSPECTUS

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

SEC registration fee	$3,013.92
Accounting fees and expenses	$50,000
Legal fees and expenses	$50,000
Printing expenses	$5,000
Miscellaneous expenses (including amounts paid to FINRA, NASDAQ and the transfer agent)	$10,000

Total	$118,014

Item 15.	Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper personal benefit or profit in money, property or services or (b) bad faith or active and deliberate dishonesty established by a final judgment and which was material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our company.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify against reasonable expenses a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The MGCL permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by the director or officer or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

We provide insurance from a commercial carrier against certain liabilities that could be incurred by our directors and officers.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Williamsburg, Commonwealth of Virginia, on June 13, 2014.

Sotherly Hotels Inc.

By:	/s/ Andrew M. Sims
Andrew M. Sims Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby appoints Andrew M. Sims and David R. Folsom, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Andrew M. Sims Andrew M. Sims	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer and Director)	June 13, 2014

/s/ David R. Folsom David R. Folsom	President, Chief Operating Officer and Director	June 13, 2014

/s/ Anthony E. Domalski Anthony E. Domalski	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 13, 2014

/s/ Gen. Anthony C. Zinni Gen. Anthony C. Zinni	(Director)	June 13, 2014

/s/ Edward S. Stein Edward S. Stein	(Director)	June 13, 2014

/s/ David J. Beatty David J. Beatty	(Director)	June 13, 2014

/s/ James P. O’Hanlon James P. O’Hanlon	(Director)	June 13, 2014

/s/ Kim E. Sims Kim E. Sims	(Director)	June 13, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement*

3.1	Articles of Amendment and Restatement of Sotherly Hotels Inc.(1)

3.2	Articles of Amendment to the Articles of Amendment and Restatement of the Company, effective as of April 16, 2013(2)

3.3	Second Amended and Restated Bylaws of Sotherly Hotels Inc.(2)

3.4	Articles Supplementary of Sotherly Hotels Inc.(3)

3.5	Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP(4)

3.6	Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP(3)

3.7	Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP(5)

4.1	Form of Common Stock Certificate(4)

5.1	Opinion of Baker & McKenzie LLP

8.1	Opinion of Baker & McKenzie LLP with respect to tax matters

23.1	Consent of PBMares LLP, Independent Registered Public Accounting Firm

23.2	Consent of Witt Mares, LLP, Independent Registered Public Accounting Firm

23.3	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.4	Consent of Baker & McKenzie LLP (included in Exhibit 5.1 and Exhibit 8.1)

24.1	Power of Attorney (included in signature page)

*	To be filed, if necessary, either by amendment or incorporated by reference in connection with the offering of specific securities.
(1)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Registrant’s Pre-Effective Amendment No. 1 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 20, 2004. (333-118873).
(2)	Incorporated by reference to the document previously filed as Exhibit 3.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2013.
(3)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2011.

(4)	Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Registrant’s Pre-Effective Amendment No. 5 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on December 13, 2004. (333-118873).
(5)	Incorporated by reference to the document previously filed as Exhibit 3.3 to our operating partnership’s Pre-Effective Amendment No. 1 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on August 9, 2013 (333-189821).